EXHIBIT 5.01



                                 DIANE D. DALMY
                                 ATTORNEY AT LAW
                              8965 W. CORNELL PLACE
                            LAKEWOOD, COLORADO 80227
                            303.985.9324 (TELEPHONE)
                            303.988.6954 (FACSIMILE)

October 15, 2009

Mr.  Donald L. Conover,  President
Momentum  Healthcare  Services Inc.
3 Church Circle
Suite 130
Annapolis, Maryland 21401

Re: Momentum Healthcare Services Inc.
    Registration Statement on Form S-1

To Whom It May Concern:

I have acted as counsel for Momentum Healthcare Services, Inc., a corporation organized under the laws of the State of Delaware (the "Company") in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Securities Act"), relating to the proposed public offering of up to 6,000,000 shares of the Company's class A common stock (the " Class A Common Stock").


In connection with this opinion, I have made such investigations and examined such records, including: (i) the Registration Statement; (ii) the Company's Articles of Incorporation, as amended; (iii) such corporate minutes as I deemed necessary to the performance of my services and to give this opinion; and (iv) such other instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion. I have also examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of such other documents, corporate records and other instruments as I have deemed necessary for the preparation of this opinion. In expressing this opinion I have relied, as to any questions of fact upon which my opinion is predicated, upon representations and certificates of the officers of the Company. I am not qualified to practice law in any jurisdiction other than the State of Colorado.



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Momentum Healthcare Services Inc.
Page Two
October 15, 2009



In giving this opinion I have assumed: (i) the genuineness of all signatures and the authenticity and completeness of all documents submitted to me as originals; and (ii) the conformity to originals and the authenticity of all documents supplied to me as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents. In giving this opinion, I have relied upon certificates of incumbency and certificates of officers of the Company, respectively.

I am providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of America and the law of the State of Delaware, including all applicable provisions of the Constitution of the State of Delaware, statutory provisions of the State of Delaware and reported judicial decisions of the courts of the State of Delaware interpreting those laws. I do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based upon the foregoing, I am of the opinion that the shares of Class A Common Stock to be sold by the Company to the public, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Legal Matters".

Sincerely,

/s/ DIANE D. DALMY

Diane D. Dalmy